EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Garet Hayes	Jeff Black
	Director of Public Relations	615.760.3679
	678.402.3000	JBlack@scr-ir.com

Aaron's, Inc. Reports Third Quarter 2016 Results

•	Total Revenues $769.0 Million

•	Net Earnings $29.5 Million; Diluted EPS $.40

•	Non-GAAP Diluted EPS $.50

•	Progressive Revenues Up 16%; Active Doors Up 28%

•	Outlook Updated to Reflect Store Closures, Cost Initiatives

ATLANTA, October 28, 2016 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced financial results for the three and nine month periods ended September 30, 2016.
For the third quarter of 2016, revenues increased to $769.0 million compared with $767.7 million for the third quarter of 2015. Net earnings increased to $29.5 million compared with $24.2 million in the prior year period. Diluted earnings per share were $.40 compared with $.33 per share a year ago. Non-GAAP diluted EPS were $.50 compared with $.39 last year.
“Our third quarter results benefited from strong lease portfolio performance at Progressive and disciplined execution in our core business,” said John Robinson, Chief Executive Officer. “Consolidated EBITDA increased 23% on an adjusted basis, representing a 9.9% adjusted EBITDA margin compared with 8.1% a year ago. Total revenue gained slightly, impacted by a soft environment for our core business.”
“Progressive had an outstanding quarter, with revenues up 16% and a 28% increase in active doors as it continues to expand with existing and new retail partners,” continued Mr. Robinson. “Progressive is achieving solid revenue growth with consistent profitability. The strong increase in new doors demonstrates our compelling value proposition for customers and retailers.”

“The core business remains challenging. Ongoing efforts to manage costs and control inventory levels helped offset a decline in same store revenues, and we’re taking additional steps to rightsize our store base. We believe these actions will better position the core business for long-term profitability.”
“We continue to generate strong cash flow and ended the quarter with $320 million in cash and a net debt to capitalization ratio of 9%,” continued Mr. Robinson. “We repurchased $34.5 million of our common stock in the quarter, and we have ample financial flexibility to support our strategic priorities. We will continue to manage the core business for EBITDA and will deploy our capital to invest in the business and enhance shareholder returns,” Mr. Robinson concluded.
Further Steps to Restructure Core Business
During the third quarter, the Company implemented a range of expense reductions to drive further cost efficiencies in the core business. In addition, as previously disclosed, the Company continues to review its store base and plans to close underperforming stores, including the closure of 56 stores by the end of October. Additional stores are expected to be closed in 2017.
The restructuring expense and store closure initiatives resulted in a pre-tax charge of approximately $4.7 million in the third quarter of fiscal 2016. The Company expects to incur an additional pre-tax charge of approximately $13 million in the fourth quarter of 2016 to complete the closure of the 56 stores discussed above.
Financial Summary
During the first nine months of 2016, revenues increased 2.3% to $2.413 billion compared with $2.359 billion for the prior year period. Net earnings were $117.7 million versus $114.0 million last year. Diluted earnings per share were $1.61 compared with $1.56 per share a year ago. The results for the nine months ended September 30, 2016 include the previously mentioned pre-tax charge related to store closures and cost initiatives, as well as a $7.7 million loss before income taxes at the DAMI segment. The effective tax rate for the three months ended September 30, 2016 was 34.9% compared with 33.8% for the prior year period.
On a non-GAAP basis, net earnings for the first nine months of 2016 were $132.0 million compared with $126.6 million for the same period in 2015 and diluted earnings per share were

$1.80 compared with $1.73 in 2015. Non-GAAP net earnings and diluted earnings per share in 2016 exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive, a gain on the sale of the Company's headquarters building, retirement and severance charges, a loss resulting from the Company's previously announced disposition of the assets of its HomeSmart business and the core business restructuring. In 2015, non-GAAP results exclude the effects of Progressive amortization. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the aforementioned other charges and adjustments, was $268.6 million for the nine months ended September 30, 2016 compared with $255.5 million for the same period in 2015. Adjusted EBITDA is a non-GAAP measure that is calculated as the Company's earnings before interest, income taxes, depreciation on property, plant and equipment, amortization of intangible assets and other charges and adjustments.
The Company generated $460.5 million in cash from operations during the first nine months of 2016 and ended the third quarter of 2016 with $319.5 million in cash compared with $14.9 million at the end of 2015. The Company repurchased 1,372,700 shares during the third quarter of 2016 and has authorization to purchase an additional 9,123,721 shares.
Core Results
For the third quarter of 2016, overall revenues for the core business decreased 9.5% to $454.1 million from $501.7 million in the third quarter of 2015. Revenues for the first nine months of 2016 decreased 6.5% to $1.483 billion compared with $1.585 billion for the same period a year ago. The core business is the traditional lease-to-own store-based business, and represents current operations of Aaron’s, Inc., excluding Progressive and DAMI.
On May 13, 2016, the Company completed the sale of the assets of its HomeSmart division. Revenues for the HomeSmart business through May 13, 2016 were $25.4 million, compared with $15.1 million and $47.5 million, respectively, for the three and nine months ended September 30, 2015. Excluding the sale of HomeSmart, revenues for the core business decreased 6.7% and 5.2% for the three and nine months, respectively.
Earnings before income taxes for the core business were $23.2 million and $118.2 million for the three and nine months ended September 30, 2016, respectively, compared with $30.9 million and $134.0 million for the same periods a year ago. Adjusted EBITDA in the three and nine months ended September 30, 2016 was $40.4 million and $158.8 million, respectively, compared with $43.7 million and $172.9 million for the same periods a year ago. As a percentage of revenues, Adjusted EBITDA was 8.9% and 10.7% for the three and nine months ended September 30, 2016, respectively, compared with 8.7% and 10.9% for the same periods in 2015. Write offs for damaged, lost or unsaleable merchandise were 4.9% of revenues in the quarter compared to 4.1% in the year ago period.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 4.6% during the third quarter of 2016, compared with the third quarter of 2015, and customer count on a same store basis was down 1.6%. Company-operated Aaron's stores had 981,000 customers at September 30, 2016, a 1.9% decrease from the end of the third quarter a year ago, excluding HomeSmart customers for both periods.
Progressive Results
Progressive's revenues in the third quarter of 2016 increased 15.9% to $308.4 million from $266.0 million in the third quarter of 2015. Progressive's revenues for the first nine months of 2016 were $913.6 million compared with $773.6 million in the prior year period. Active doors increased 28% in the quarter to 15,500. Invoice volume per active door declined 13% in the quarter driven in large part by the strong growth in active doors towards the end of the quarter. Progressive had 540,000 customers at September 30, 2016, a 12% increase from the third quarter a year ago.
Earnings before income taxes for the Progressive business were $24.7 million and $75.7 million for the three and nine months ended September 30, 2016, respectively, compared with $5.6 million and $44.8 million for the same periods a year ago. EBITDA for the third quarter and first nine months of 2016 were $37.2 million and $113.7 million, respectively, compared with $18.3 million and $82.6 million, for the same periods of 2015. As a percentage of revenues, EBITDA was 12.1% and 12.4%, respectively, for the third quarter and first nine months of 2016 compared with 6.9% and 10.7% for the same periods in 2015. Write offs for damaged, lost or unsaleable merchandise were 6.1% of revenues in the third quarter compared to 8.5% in the same period of 2015.
DAMI Results
Revenues for DAMI were $6.5 million in the third quarter of 2016 and $16.5 million for the first nine months of 2016. DAMI's loss before income taxes was $2.5 million for the quarter and $7.7 million for the nine months ending September 30, 2016. Its pre-tax, pre-provision loss was $1.0 million in the quarter and $3.0 million for the first nine months of the year. Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management's provision for estimated future loan losses. Results for DAMI were in line with expectations. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.
Significant Components of Revenue
Consolidated lease revenues and fees for the third quarter and first nine months of 2016 increased 1.8% and 4.3%, respectively, over the same prior year periods. In addition, franchise royalties and fees decreased 10.8% in the third quarter of 2016 and 6.5% for the first nine months of 2016 compared to the same periods a year ago. The decrease in the Company's franchise royalties and fees are the combined result of a decrease in revenues and the number of franchised stores. The Company's franchisees collectively had revenues of $225.2 million during the third quarter and $703.1 million during the first nine months of 2016, a decrease of 4.5% and 4.2%, respectively, from the same periods last year. Same store revenues for franchised stores were down .4% and same store customer counts were up .3% for the third quarter of 2016 compared with the same quarter last year. Franchised stores had 542,000 customers at the end of the third quarter of 2016, a 4.1% decline from a year ago (revenues and customers of franchisees are not revenues and customers of Aaron's, Inc.). Non-retail sales, which primarily consist of merchandise sales to the Company's franchisees, decreased 17.6% for the third quarter and 16.4% for the first nine months of 2016 compared with the prior-year periods.

Store Count
During the third quarter of 2016, five Company-operated Aaron's Sales & Lease Ownership stores, four franchised Aaron's Sales & Lease Ownership stores and one franchised HomeSmart store were consolidated or closed. The Company acquired 15 franchised stores and sold three Company-operated stores to franchisees which were merged with existing stores.
At September 30, 2016, the Company had 1,228 Company-operated stores and 703 franchised Aaron's Sales & Lease Ownership stores.
2016 Outlook Update
The Company is updating certain elements of its outlook for the 2016 year to reflect the restructuring expense and store closure initiatives announced today and current trends in the business. The Company currently expects to achieve the following:
Core Business

•	Quarterly same store revenues of approximately negative 5% to negative 3% for the remainder of 2016;

•	Adjusted EBITDA in the range of $195 million to $205 million, compared with the previous outlook of $195 million to $215 million;
Progressive

•	EBITDA in the range of $140 million to $150 million compared with the previous outlook of $135 million to $145 million;
Consolidated Results

•	Adjusted EBITDA in the range of $330 million to $350 million compared with the previous outlook of $325 million to $355 million;

•	GAAP diluted earnings per share in the range of $1.79 to $1.93 compared with the previous outlook of $1.92 to $2.12; and

•	Non-GAAP diluted earnings per share in the range of $2.16 to $2.30 compared with the previous outlook of $2.13 to $2.33.
Conference Call and Webcast
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, October 28, 2016, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About Aaron's, Inc.
Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN) is a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, and currently has more than 1,930 Company-operated and franchised stores in 47 states and Canada.  Progressive Leasing, a leading virtual lease-to-own company, provides lease-purchase solutions through approximately 19,000 retail locations in 46 states. Dent-A-Med, Inc. (DAMI), d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through a federally insured bank.  Aaron's was founded in 1955, has been publicly traded since 1982 and owns the Aarons.com, ProgLeasing.com, and HELPcard.com brands. For more information, visit www.aarons.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “expect,” “expectations,” “forecast,” “guidance,” “intend,” “believe,” “could,” “project,” “estimate,” “anticipate,” “should” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the integration of the Dent-A-Med acquisition, the execution and results of our new strategy and expense reduction and store closure initiatives, risks related to Progressive’s “virtual” lease-to-own business, the outcome of Progressive’s pilot or test programs with various retailers and the results of Progressive’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers , and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as updated in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016. Statements in this release that are “forward-looking” include without limitation: Aaron’s projected results (including Progressive’s results) for future periods, the statements in this press release under the heading 2016 Outlook Update, statements on cash flow, cost and leverage reductions, core business store closures and strategic initiatives, expectations regarding our ability to invest in future growth, and expectations regarding shareholder value. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Lease Revenues and Fees	$673,869	$661,856	$2,104,157	$2,017,610
Retail Sales	6,131	6,988	23,546	26,055
Non-Retail Sales	67,349	81,708	219,264	262,194
Franchise Royalties and Fees	13,898	15,574	44,965	48,069
Interest and Fees on Loans Receivable	6,480	—	16,545	—
Other	1,255	1,568	4,285	4,629
Total	768,982	767,694	2,412,762	2,358,557

Costs and Expenses:
Depreciation of Lease Merchandise	317,127	302,029	987,398	912,377
Retail Cost of Sales	4,093	4,537	15,050	17,090
Non-Retail Cost of Sales	60,316	73,567	195,685	236,882
Operating Expenses	331,977	345,514	1,011,002	998,989
Restructuring	4,658	—	4,658	—
Other Operating Expense (Income), Net	2	(962)	(5,972)	(2,145)
Total	718,173	724,685	2,207,821	2,163,193

Operating Profit	50,809	43,009	204,941	195,364
Interest Income	868	483	1,796	1,714
Interest Expense	(5,745)	(5,524)	(17,961)	(17,115)
Other Non-Operating Expense, Net	(650)	(1,412)	(2,642)	(1,223)
Earnings Before Income Taxes	45,282	36,556	186,134	178,740

Income Taxes	15,818	12,362	68,482	64,757

Net Earnings	$29,464	$24,194	$117,652	$113,983

Earnings Per Share	$.41	$.33	$1.62	$1.57
Earnings Per Share Assuming Dilution	$.40	$.33	$1.61	$1.56

Weighted Average Shares Outstanding	72,608	72,586	72,667	72,558
Weighted Average Shares Outstanding Assuming Dilution	73,199	73,076	73,231	72,966

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	September 30, 2016	December 31, 2015	[1]

Cash and Cash Equivalents	$319,486	$14,942
Investments	20,948	22,226
Accounts Receivable, Net	86,784	113,439
Loans Receivable, Net	83,548	85,795
Lease Merchandise, Net	957,981	1,138,938
Property, Plant and Equipment, Net	213,163	225,836
Other Assets, Net	869,480	1,053,995

Total Assets	2,551,390	2,655,171

Debt	496,170	606,746
Total Liabilities	1,094,294	1,288,553

Shareholders' Equity	$1,457,096	$1,366,618

1 $3.7 million of capitalized deferred debt issuance costs were reclassified in the first quarter of 2016 from Other Assets, Net to be a deduction from Debt as of December 31, 2015 to conform with the current period presentation upon adoption of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs.

Selected Cash Flow Data
(In thousands)

	(Unaudited) Nine Months Ended
	September 30,
	2016	2015

Cash Provided by Operating Activities	$460,460	$213,310
Cash Provided/(Used) by Investing Activities	(3,991)	(34,342)
Cash (Used)/Provided by Financing Activities	(151,925)	(115,605)

Increase in Cash and Cash Equivalents	304,544	63,363
Cash and Cash Equivalents at Beginning of Period	14,942	3,549
Cash and Cash Equivalents at End of Period	$319,486	$66,912

Aaron's, Inc. and Subsidiaries
Quarterly Revenues by Component & Segment
(In thousands)
(Unaudited)

THREE MONTHS ENDED
September 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$365,472	$308,397	$—	$—	$—	$—	$—	$673,869
Retail Sales	6,131	—	—	—	—	—	—	6,131
Non-Retail Sales	64,319	—	—	—	—	3,030	—	67,349
Franchise Royalties and Fees	—	—	—	—	13,898	—	—	13,898
Manufacturing Revenue	—	—	—	—	—	18,021	(18,021)	—
Interest and Fees on Loans Receivable	—	—	—	6,480	—	—	—	6,480
Other	1,153	—	—	—	—	—	102	1,255
	$437,075	$308,397	$—	$6,480	$13,898	$21,051	$(17,919)	$768,982

THREE MONTHS ENDED
September 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$380,962	$265,986	$14,908	$—	$—	$—	$—	$661,856
Retail Sales	6,760	—	228	—	—	—	—	6,988
Non-Retail Sales	81,496	—	—	—	—	212	—	81,708
Franchise Royalties and Fees	—	—	—	—	15,574	—	—	15,574
Manufacturing Revenue	—	—	—	—	—	23,802	(23,802)	—
Interest and Fees on Loans Receivable	—	—	—	—	—	—	—	—
Other	1,260	—	1	—	—	—	307	1,568
	$470,478	$265,986	$15,137	$—	$15,574	$24,014	$(23,495)	$767,694

Aaron's, Inc. and Subsidiaries
Nine Months Revenues by Component & Segment
(In thousands)
(Unaudited)

NINE MONTHS ENDED
September 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$1,165,733	$913,636	$24,664	$—	$—	$—	$124	$2,104,157
Retail Sales	22,818	—	728	—	—	—	—	23,546
Non-Retail Sales	213,769	—	—	—	—	5,495	—	219,264
Franchise Royalties and Fees	—	—	—	—	44,965	—	—	44,965
Manufacturing Revenue	—	—	—	—	—	62,069	(62,069)	—
Interest and Fees on Loans Receivable	—	—	—	16,545	—	—	—	16,545
Other	3,670	—	—	—	—	—	615	4,285
	$1,405,990	$913,636	$25,392	$16,545	$44,965	$67,564	$(61,330)	$2,412,762

NINE MONTHS ENDED
September 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$1,197,694	$773,551	$46,365	$—	$—	$—	$—	$2,017,610
Retail Sales	24,967	—	1,088	—	—	—	—	26,055
Non-Retail Sales	260,929	—	—	—	—	1,265	—	262,194
Franchise Royalties and Fees	—	—	—	—	48,069	—	—	48,069
Manufacturing Revenue	—	—	—	—	—	76,783	(76,783)	—
Interest and Fees on Loans Receivable	—	—	—	—	—	—	—	—
Other	3,627	—	—	—	—	—	1,002	4,629
	$1,487,217	$773,551	$47,453	$—	$48,069	$78,048	$(75,781)	$2,358,557

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the third quarter of 2016 each exclude $6.6 million in Progressive-related intangible amortization expense, $40,000 of loss related to the HomeSmart asset sale and $4.7 million in core business restructuring charges and cost reduction initiatives. For the first nine months of 2016 non-GAAP net earnings and non-GAAP diluted earnings per share exclude $19.8 million in Progressive-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s former headquarters building, $3.7 million in retirement and severance charges, a $5.6 million loss related to the HomeSmart asset sale and $4.7 million in core business restructuring charges and cost reduction initiatives. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2015 exclude $6.6 million and $19.8 million in Progressive-related intangible amortization expense for the third quarter and first nine months of 2015, respectively.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period, particularly for periods in which we expect growth in DAMI's loan portfolio and corresponding growth in our provisioning for future loan losses. Management uses this measure as one of its bases for strategic planning and forecasting for DAMI.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company's segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Earnings	$29,464	$24,194	$117,652	$113,983
Add Progressive-Related Intangible Amortization Expense (1)(2)	4,286	4,359	12,492	12,603
Less Gain on Sale of Building (3)	—	—	(6,998)	—
Add Retirement and Severance Charges (4)	—	—	2,328	—
Add Loss on Sale of HomeSmart (5)	26	—	3,568	—
Add Restructuring (6)	3,031	—	2,944	—
Non-GAAP Net Earnings	$36,807	$28,553	$131,986	$126,586

Earnings Per Share Assuming Dilution	$.40	$.33	$1.61	$1.56
Add Progressive-Related Intangible Amortization Expense (1)(2)	.06	.06	.17	.17
Less Gain on Sale of Building (3)	—	—	(.10)	—
Add Retirement and Severance Charges (4)	—	—	.03	—
Add Loss on Sale of HomeSmart (5)	—	—	.05	—
Add Restructuring (6)	.04	—	.04	—
Non-GAAP Earnings Per Share Assuming Dilution (7)	$.50	$.39	$1.80	$1.73
Weighted Average Shares Outstanding Assuming Dilution	73,199	73,076	73,231	72,966

(1)	Net of taxes of $2,301 and $7,270 for the three and nine months ended September 30, 2016 calculated using the effective tax rate for the three and nine months ended September 30, 2016.

(2)	Net of taxes of $2,228 and $7,160 for the three and nine months ended September 30, 2015 calculated using the effective tax rate for the three and nine months ended September 30, 2015.

(3)	Net of taxes of $4,073 for the nine months ended September 30, 2016 calculated using the effective tax rate for the nine months ended September 30, 2016.

(4)	Net of taxes of $1,355 for the nine months ended September 30, 2016 calculated using the effective tax rate for the nine months ended September 30, 2016.

(5)	Net of taxes of $14 and $2,077 for the three and nine months ended September 30, 2016 calculated using the effective tax rate for the three and nine months ended September 30, 2016.

(6)	Net of taxes of $1,627 and $1,714 for the three and nine months ended September 30, 2016 calculated using the effective tax rate for the three and nine months ended September 30, 2016

(7)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Loss Before Income Taxes	$(2,524)	$—	$(7,686)	$—
Add: Adjustment to Increase Allowance for Loan Losses During Period	1,493	—	4,652	—
Pre-tax, Pre-provision Loss	$(1,031)	$—	$(3,034)	$—

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

Three Months Ended September 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$29,464
Income Taxes	—	—	—	—	—	—	—	15,818
Earnings (Loss) Before Income Taxes	23,385	24,655	(40)	(2,524)	11,022	(545)	(10,671)	45,282
Interest Expense (Income)	2,133	4,933	—	1,056	—	—	(2,377)	5,745
Depreciation	7,132	1,030	—	99	287	325	4,550	13,423
Amortization	482	6,587	—	145	—	—	—	7,214
EBITDA	$33,132	$37,205	$(40)	$(1,224)	$11,309	$(220)	$(8,498)	$71,664
Loss on Sale of HomeSmart	—	—	40	—	—	—	—	40
Restructuring	2,571	—	—	—	88	—	1,999	4,658
Adjusted EBITDA	$35,703	$37,205	$—	$(1,224)	$11,397	$(220)	$(6,499)	$76,362

Three Months Ended September 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$24,194
Income Taxes	—	—	—	—	—	—	—	12,362
Earnings (Loss) Before Income Taxes	32,348	5,617	(335)	—	11,327	349	(12,750)	36,556
Interest Expense (Income)	1,950	5,556	213	—	—	5	(2,200)	5,524
Depreciation	7,169	572	612	—	358	396	3,778	12,885
Amortization	419	6,587	12	—	—	—	—	7,018
EBITDA	$41,886	$18,332	$502	$—	$11,685	$750	$(11,172)	$61,983

1Other segment is primarily revenues attributable to (i) leasing space to unrelated third parties in the corporate headquarters building during 2015 and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Nine Months Segment EBITDA
(In thousands)
(Unaudited)

Nine Months Ended September 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$117,652
Income Taxes	—	—	—	—	—	—	—	68,482
Earnings (Loss) Before Income Taxes	$118,910	$75,652	$(3,693)	$(7,686)	$35,922	$859	$(33,830)	$186,134
Interest Expense (Income)	6,127	15,225	294	3,041	—	2	(6,728)	17,961
Depreciation	21,462	3,095	810	302	897	985	12,486	40,037
Amortization	1,349	19,762	19	425	—	—	—	21,555
EBITDA	$147,848	$113,734	$(2,570)	$(3,918)	$36,819	$1,846	$(28,072)	$265,687
Gain on Sale of Building	$—	$—	$—	$—	$—	$—	$(11,071)	$(11,071)
Retirement Charges	—	—	—	—	—	—	3,683	3,683
Loss on Sale of HomeSmart	—	—	5,645	—	—	—	—	5,645
Restructuring	2,571	—	—		88	—	1,999	4,658
Adjusted EBITDA	$150,419	$113,734	$3,075	$(3,918)	$36,907	$1,846	$(33,461)	$268,602

Nine Months Ended September 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$113,983
Income Taxes	—	—	—	—	—	—	—	64,757
Earnings (Loss) Before Income Taxes	$132,079	$44,761	$239	$—	$37,218	$2,007	$(37,564)	$178,740
Interest Expense (Income)	5,831	16,620	667	—	—	22	(6,025)	17,115
Depreciation	22,206	1,490	1,859	—	1,099	1,129	10,942	38,725
Amortization	1,150	19,763	21	—	—	—	—	20,934
EBITDA	$161,266	$82,634	$2,786	$—	$38,317	$3,158	$(32,647)	$255,514

1Other segment is primarily attributable to (i) leasing space to unrelated third parties in the corporate headquarters building and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Reconciliation of 2016 Projected Outlook for EBITDA

	Fiscal Year 2016
	Aaron's Sales & Lease Ownership	Progressive	Consolidated[2]
(in thousands)	Range	Range	Range
Estimated Net Earnings			$132,000 - $144,000
Taxes[1]	—	—	76,000 - 84,000
Projected Earnings Before Taxes	$127,000 - $137,000	$89,000 - $99,000	208,000 - 228,000
Interest Expense (Income)	—	21,000	23,000
Depreciation	50,000	4,000	54,000
Amortization	2,000	26,000	29,000
Projected EBITDA	179,000 - 189,000	140,000 - 150,000	314,000 - 334,000
Projected Other Adjustments, Net[3]	16,000	—	16,000
Projected Adjusted EBITDA	$195,000 - $205,000	$140,000 - $150,000	$330,000 - $350,000
1 Taxes are calculated on a consolidated basis and are not identifiable by company divisions.
2 For the reconciliation above Consolidated data includes other divisions and is not the sum of Aaron's Sales & Lease Ownership and Progressive data.
3 Projected Other Adjustments include the non-GAAP charges related to the sale of building, severance and retirement, loss on sale of HomeSmart and the core business restructuring and cost reduction initiative.

Reconciliation of 2016 Projected Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2016
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.79	$1.93
Add Projected Progressive-Related Intangible Amortization Expense	.23	.23
Add Sum of Other Adjustments[1]	.14	.14
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.16	$2.30
1 Projected Other Adjustments include the non-GAAP charges related to the sale of building, severance and retirement, loss on sale of HomeSmart and the core business restructuring and cost reduction initiative.